Exhibit 99.B(h)(2)

SCHEDULE D

TO THE AMENDED AND RESTATED

ADMINISTRATION AND TRANSFER AGENCY AGREEMENT

BETWEEN

SEI INSTITUTIONAL MANAGED TRUST

AND

SEI INVESTMENTS FUND MANAGEMENT

DATED AS OF DECEMBER 10, 2003

AS AMENDED JUNE 17, 2004

Portfolios:                                                                 This Agreement shall apply with respect to all portfolios of the Trust, either now existing or in the future created.  The following is a listing of the current portfolios of the Trust (collectively, the “Funds”):

Large Cap Value Fund

Large Cap Growth Fund

Tax-Managed Large Cap Fund

Small Cap Value Fund

Small Cap Growth Fund

Tax-Managed Small Cap Fund

Mid-Cap Fund

Core Fixed Income Fund

High Yield Bond Fund

Real Estate Fund

Large Cap Disciplined Equity Fund

Managed Volatility Fund

Small/Mid Cap Equity Fund

Fees:                                                                                            Pursuant to Article 5, the Trust shall pay the Administrator the following fees, at the annual rate set forth below calculated based upon the aggregate average daily net assets of the Trust:

Large Cap Value Fund – Class A and I Shares	0.35%
Large Cap Growth Fund – Class A and I Shares	0.35%
Tax-Managed Large Cap Fund – Class A Shares	0.35%
Tax-Managed Large Cap Fund – Class Y Shares	0.15%
Small Cap Value Fund – Class A and I Shares	0.35%
Small Cap Growth Fund – Class A and I Shares	0.35%
Tax-Managed Small Cap Fund – Class A Shares	0.35%
Mid-Cap Fund – Class A Shares	0.35%
Core Fixed Income Fund – Class A and I Shares	0.28%
High Yield Bond Fund – Class A Shares	0.35%
Real Estate Fund – Class A Shares	0.35%
Large Cap Disciplined Equity Fund – Class A and I Shares	0.35%
Managed Volatility Fund – Class A Shares	0.35%
Small/Mid Cap Equity Fund – Class A and I Shares	0.35%

[END OF SCHEDULE D]